1st Quarter Fiscal 2022 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors (including but not limited to the lingering effects of the COVID-19 pandemic and related public health measures on plant operations, workforce availability, supply chain availability, and product demand) could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For full financial statement information, please see the Company’s earnings release dated January 6, 2022.

First Quarter Summary Revenues increased $57.7 million compared to prior year Irrigation increased $58.6 million Infrastructure decreased $0.9 million Operating income increased $5.8 million compared to prior year Irrigation increased $6.6 million Infrastructure decreased $1.5 million Corporate expense decreased $0.7 million Operating income reduced by LIFO impact of $6.0 million Net earnings reduced by after-tax LIFO impact of $4.5 million, or $0.41 per diluted share Amounts in millions, except per share amounts Revenue Operating Income Diluted EPS +53% +11% +77%

First Quarter Financial Summary

Current Market Factors As of November 2021, U.S. corn prices have increased 40 percent and soybean prices have increased 6 percent from a year ago. The increases resulted from lower crop production coupled with higher demand for exports to China. 2021 Net farm income is projected by the USDA to be $116.8 billion, an increase of 23 percent from 2020 and would be the highest farm income level since 2013. Additional increases in the cost of raw materials and other inputs are expected to continue to provide short-term margin pressure until increased costs can be fully recovered by price increases. Constraints on availability of raw materials, labor and trucking resources extend lead times for deliveries. Irrigation Infrastructure The Infrastructure Investment and Jobs Act (IIJA) was signed into law on November 15, 2021 and marked the largest infusion of federal investment into infrastructure projects in more than a decade. This legislation introduced $110 billion in incremental federal funding to repair roads, bridges, and support other transformational projects, which the Company anticipates will translate into higher demand for its transportation safety products. The IIJA includes a five-year $370 billion reauthorization of the Fixing America’s Surface Transportation (Fast Act). The “shift left” strategy, combined with the safety benefits of positive protection, has created additional lease opportunities in the U.S. Road Zipper® market. For example, one state recently announced it will now require state projects to consider positive protection in all work zones.

Irrigation Segment North America revenue increased $26.2 million Higher irrigation equipment unit sales volume Higher average selling prices International revenue increased $32.4 million Higher irrigation equipment unit sales volume in most international markets, led by Brazil, Middle East and Europe Higher average selling prices Favorable foreign currency translation impact of $1.1 million Operating income increased $6.6 million Higher irrigation system unit volume Partially offset by the impact of higher raw material and other input costs Operating income reduced by LIFO impact of approximately $5.0 million Revenue Operating Income North America International FY21 FY22 Amounts in millions +94% +62% +50%

Infrastructure Segment Total revenue decreased $0.9 million Lower Road Zipper System® sales Higher Road Zipper System® lease revenue Higher sales of road safety products Operating income decreased $1.5 million Lower revenues from Road Zipper projects Less favorable margin mix of revenues Higher raw material and other input costs Operating income reduced by LIFO impact of approximately $1.0 million Revenue Operating Income Amounts in millions -4% -35%

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Key Trends Food Security Water Scarcity Land Availability Mobility Safety Reducing Emissions Labor Savings

Strong Commitment to Sustainable Practices Our mission is to provide solutions that conserve natural resources, enhance the quality of life for people, and expand our world’s potential. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of November 30, 2021: Available liquidity of $164.9 million, with $114.9 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility Total debt of $115.7 million, of which $115.0 million matures in 2030 A funded debt to EBITDA leverage ratio (as defined in our credit agreements) of 1.4 compared to a covenant limit of 3.0

Summary of Cash Flow

Capital Allocation – A Balanced Approach Allocation History Other includes debt repayments, net cash sources/uses from note receivables, net investment hedges, stock compensation and related tax benefits. Ending cash includes marketable securities Targeted cash balance of $60-75 million, including international accounts To support cyclical and seasonal fluctuations in working capital and projected capital expenditures $115 million in Senior Notes maturing on 2/19/30 at annual interest rate of 3.82% The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be $20-25 million in fiscal 2022 Acquisitions that align with strategic priorities Dividend payments Opportunistic share repurchases Allocation Plan